UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES AND EXCHANGE ACT OF 1934

       Date of report (Date of Earliest Event Reported:  (10-14-99)

                    GENERAL MOTORS ACCEPTANCE CORPORATION
                    -------------------------------------
              (Exact name of registrant specified in its charter)

                                    Delaware
       ------------------------------------------------------------
      (State or other jurisdiction of incorporation or organization)

          1-3754                                 38-0572512
   --------------------               ----------------------------------
  (Commission File No.)              (I.R.S. Employer Identification No.)

        3044 West Grand Boulevard, Detroit, Michigan        48202
        --------------------------------------------        -----

                                 313-556-1508
           --------------------------------------------------
          (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS


                   GMAC ANNOUNCES 1999 THIRD QUARTER EARNINGS

      ----------------------------------------------------------------------

General Motors Acceptance Corporation (GMAC) reported third quarter 1999 consolidated net income of $393 million, up 25% from $313 million earned in the third quarter of 1998, GMAC President John D. Finnegan announced today. These earnings represent record third quarter results for GMAC. Net income for the first nine months of 1999 was $1,176 million, up 14% from $1,027 million reported in the same period a year ago.

For the quarter, net income from automotive financing operations of $287 million was up 15% from $250 million earned last year. Earnings were higher due primarily to increased financing volumes, partially offset by a significantly higher effective tax rate. Net income in the third quarter of 1998 was adversely impacted by the effects of the GM strike. On a pre-tax basis, earnings of $487 million were up 37% from $355 million earned in the third quarter of 1998.

GMAC Insurance Holdings, Inc. generated net income of $55 million in the third quarter of 1999, virtually unchanged from $54 million earned last year.

GMAC Mortgage Group, Inc. earned $51 million in the third quarter, an increase of $42 million from last year. Earnings were higher primarily due to unusually low earnings in the third quarter of 1998, which were negatively impacted by illiquidity in the capital markets and accelerated prepayment experience on mortgage assets.



                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.



                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                                  (Registrant)




Dated:     October 14, 1999       By
           ----------------
                                     s/  Gerald E. Gross
                                     -------------------------------------
                                     Gerald E. Gross, Comptroller